                                                                     EXHIBIT 2.3


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                            STOCK PURCHASE AGREEMENT

                                 by and between

                              AMN HEALTHCARE, INC.

                                       and

                       PREFERRED EMPLOYERS HOLDINGS, INC.


                            -------------------------

                       for all of the outstanding stock of

                       PREFERRED HEALTHCARE STAFFING, INC.
                            -------------------------

                                October 12, 2000
                            -------------------------




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
                                TABLE OF CONTENTS

                                                                             Page
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
1.   SALE AND PURCHASE OF SHARES...........................................    1
     1.1.    SALE AND PURCHASE OF SHARES...................................    1
     1.2.    PAYMENT OF PURCHASE PRICE.....................................    1
     1.3.    DELIVERY OF SHARES............................................    1
     1.4.    ALLOCATION OF PURCHASE PRICE..................................    2

2.   CLOSING; CLOSING DATE.................................................    2

3.   REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO THE COMPANY........    2
     3.1.    DUE INCORPORATION AND AUTHORITY...............................    2
     3.2.    SUBSIDIARIES AND OTHER AFFILIATES.............................    2
     3.3.    QUALIFICATION.................................................    3
     3.4.    OUTSTANDING CAPITAL STOCK.....................................    3
     3.5.    OPTIONS OR OTHER RIGHTS.......................................    3
     3.6.    CHARTER DOCUMENTS AND CORPORATE RECORDS.......................    3
     3.7.    FINANCIAL STATEMENTS..........................................    4
     3.8.    NO MATERIAL ADVERSE CHANGE....................................    4
     3.9.    TAXES.........................................................    4
     3.10.   COMPLIANCE WITH LAWS..........................................    7
     3.11.   PERMITS.......................................................    7
     3.12.   NO BREACH.....................................................    8
     3.13.   ENVIRONMENTAL MATTERS.........................................    8
     3.14.   CLAIMS AND PROCEEDINGS........................................    9
     3.15.   CONTRACTS.....................................................    9
     3.16.   REAL ESTATE...................................................   10
     3.17.   TANGIBLE PROPERTY.............................................   11
     3.18.   INTELLECTUAL PROPERTY.........................................   11
     3.19.   TITLE TO PROPERTIES...........................................   11
     3.20.   LIABILITIES...................................................   12
     3.21.   CUSTOMERS.....................................................   12
     3.22.   EMPLOYEE BENEFIT PLANS........................................   13
     3.23.   EMPLOYEE RELATIONS............................................   15
     3.24.   INSURANCE.....................................................   15
     3.25.   OFFICERS, DIRECTORS AND EMPLOYEES.............................   16
     3.26.   OPERATIONS OF THE COMPANY.....................................   16
     3.27.   POTENTIAL CONFLICTS OF INTEREST...............................   17
     3.28.   FULL DISCLOSURE...............................................   18
     3.29.   EXISTING INDEBTEDNESS.........................................   18

4.   REPRESENTATIONS AND WARRANTIES OF THE SELLER..........................   19
     4.1.    TITLE TO THE SHARES...........................................   19
     4.2.    AUTHORITY TO EXECUTE AND PERFORM AGREEMENT....................   19

                                                                             Page
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
5.   REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................   20
     5.1.    DUE INCORPORATION AND AUTHORITY...............................   20
     5.2.    AUTHORITY TO EXECUTE AND PERFORM AGREEMENT....................   20
     5.3.    PURCHASE FOR INVESTMENT.......................................   21

6.   COVENANTS AND AGREEMENTS..............................................   21
     6.1.    CONDUCT OF BUSINESS; NOTICES..................................   21
     6.2.    CORPORATE EXAMINATIONS AND INVESTIGATIONS.....................   21
     6.3.    PUBLICITY.....................................................   22
     6.4.    EXPENSES......................................................   22
     6.5.    INDEMNIFICATION OF BROKERAGE..................................   22
     6.6.    RELATED PARTIES...............................................   22
     6.7.    REQUIRED CONSENTS; HSR ACT....................................   22
     6.8.    PERMIT TRANSFERS..............................................   23
     6.9.    FURTHER ASSURANCES............................................   23
     6.10.   TAXES; SECTION 338(H)(10) ELECTION............................   23
     6.11.   TAX RETURN FILING.............................................   24
     6.12.   FINANCIAL STATEMENTS AND OTHER INFORMATION....................   25
     6.13.   NO SOLICITATION...............................................   25
     6.14.   CONFIDENTIALITY...............................................   25
     6.15.   GUARANTIES AND OTHER OBLIGATIONS..............................   25
     6.16.   EMPLOYEES AND EMPLOYEE BENEFIT PLANS..........................   25

7.   CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO CLOSE..........   27
     7.1.    REPRESENTATIONS AND COVENANTS.................................   27
     7.2.    CONSENTS AND APPROVALS........................................   27
     7.3.    OPINION OF COUNSEL TO THE COMPANY.............................   28
     7.4.    RESIGNATIONS..................................................   28
     7.5.    NO CLAIMS.....................................................   28
     7.6.    FIRPTA AFFIDAVIT..............................................   28
     7.7.    ESCROW AGREEMENT..............................................   28
     7.8.    HSR ACT.......................................................   28

8.   CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER TO CLOSE.........   28
     8.1.    REPRESENTATIONS AND COVENANTS.................................   28
     8.2.    NO CLAIMS.....................................................   29
     8.3.    OPINION OF COUNSEL TO THE BUYER...............................   29
     8.4.    HSR ACT.......................................................   29

9.   NON-COMPETITION.......................................................   29
     9.1.    COVENANTS AGAINST COMPETITION.................................   29
     9.2.    RIGHTS AND REMEDIES UPON BREACH...............................   30
     9.3.    SEVERABILITY OF COVENANTS.....................................   31
     9.4.    BLUE-PENCILLING...............................................   31

                                                                             Page
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
     9.5.    ENFORCEABILITY IN JURISDICTIONS...............................   31

10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SELLER AFTER CLOSING   31

11.  GENERAL INDEMNIFICATION...............................................   32
     11.1.   OBLIGATION OF THE SELLER TO INDEMNIFY.........................   32
     11.2.   SUPPLEMENTAL TAX INDEMNIFICATION..............................   32
     11.3.   OBLIGATION OF THE BUYER TO INDEMNIFY..........................   33
     11.4.   NOTICE AND OPPORTUNITY TO DEFEND..............................   33
     11.5.   SCOPE OF INDEMNIFICATION......................................   34

12.  TERMINATION OF AGREEMENT..............................................   35
     12.1.   TERMINATION...................................................   35
     12.2.   SURVIVAL AFTER TERMINATION....................................   36

13.  MISCELLANEOUS.........................................................   36
     13.1.   CERTAIN DEFINITIONS...........................................   36
     13.2.   CONSENT TO JURISDICTION AND SERVICE OF PROCESS................   41
     13.3.   NOTICES.......................................................   41
     13.4.   ENTIRE AGREEMENT..............................................   42
     13.5.   WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES;
             PRESERVATION OF REMEDIES......................................   42
     13.6.   GOVERNING LAW.................................................   43
     13.7.   BINDING EFFECT; ASSIGNMENT....................................   43
     13.8.   USAGE.........................................................   43
     13.9.   COUNTERPARTS..................................................   43
     13.10.  EXHIBITS AND SCHEDULES........................................   43
     13.11.  HEADINGS......................................................   44
     13.12.  SEVERABILITY OF PROVISIONS....................................   44

SCHEDULES

 3.2         Subsidiaries
 3.3         Qualification Jurisdictions
 3.7(a)      Financial Statements and Interim Financial Statements
 3.9         Tax Proceedings
 3.9(d)      Tax -- Statutes of Limitations/Audits/Unassessed Deficiencies
 3.9(e)      Tax -- Status of Federal Audits
 3.9(f)      Tax -- Status of State, County, Local and Foreign Audits
 3.9(g)      Tax -- 481(a) Adjustments
 3.9(k)      Tax Sharing Agreements
 3.10        Compliance with Laws
 3.11(a)     Permits
 3.11(b)     Actions to Maintain Permits
 3.12        Required Consents
 3.13        Environmental Matters
 3.14        Claims and Proceedings
 3.15(a)     Contracts
 3.15(b)     Persons with Contracts
 3.16(b)     Real Property Leases
 3.18        Intellectual Property
 3.19        Liens
 3.20        Liabilities
 3.21(a)     Largest Customers
 3.21(b)     Customer Relationships
 3.22(a)     Benefit Plans
 3.22(c)     Conformity of Benefit Plans
 3.22(d)     Payments Under Benefit Plans
 3.22(e)     Benefit Obligations Not Properly Accrued, Contributed to or
             Reserved for
 3.22(l)     "Rabbi Trusts" and Similar Funding Vehicles
 3.22(n)     Reserves Under Welfare Plans
 3.22(p)     Employee Payments
 3.23(a)     Employee Relations
 3.23(b)     Violations Regarding Employees
 3.24        Insurance
 3.25        Officers, Directors and Employees
 3.26        Operations of the Company
 3.27        Potential Conflicts of Interest
 3.29        Existing Indebtedness
 4.2         No Breach (Seller)
 5.2         No Breach (Buyer)
 6.15        Guaranties

Exhibits

A - Form of Escrow Agreement
B - Form of Buyer's counsel opinion
C - Form of Seller's counsel opinion

                            STOCK PURCHASE AGREEMENT


              STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 12, 2000 by and among AMN HEALTHCARE, INC., a Nevada corporation (the "Buyer"), PREFERRED EMPLOYERS HOLDINGS, INC., a Delaware corporation (the "Seller") for the purchase and sale of all of the issued and outstanding shares of capital stock of PREFERRED HEALTHCARE STAFFING, INC., a Delaware corporation ("PHS" and, together with its Subsidiaries, the "Company").

              The Seller is the beneficial and record owner of all of the issued and outstanding shares of common stock, par value $.01 per share (the "Shares"), of PHS. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Shares upon the terms and subject to the conditions of this Agreement.

              Certain terms used in this Agreement are defined in Section 13.1.

              Accordingly, the parties agree as follows:

              1.     SALE AND PURCHASE OF SHARES.

                     1.1. SALE AND PURCHASE OF SHARES. At the closing provided for in Article 2 (the "Closing") and upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and agreements of the Seller, the Buyer shall purchase all of the Shares for the Purchase Price (as defined in Section 1.2), payable as provided in Section 1.2.

                     1.2.   PAYMENT OF PURCHASE PRICE.

                            (a)    At the Closing and subject to the terms of
Section 1.3, the Buyer shall deliver to an account designated in writing by the Seller, cash by wire transfer of immediately available funds the following amount: (i) $75,500,000, decreased by the amount of Existing Indebtedness (as defined in Section 3.29) of the Company and any Cash Shortfall, or increased by the amount of any Cash Excess (as such terms are defined in Section 6.1(a)), in each case as of the close of business on the day immediately prior to the Closing Date, if any (the "Purchase Price"), less (ii) the amount paid by Buyer into the Escrow Account pursuant to Section 1.2(b).

                            (b)    The Buyer shall deliver to Bank of America,
N.A. (the "Escrow Agent") cash by wire transfer of immediately available funds in the amount of $4,000,000, such amount to be held in an Escrow Account (the "Escrow Account") in accordance with the terms of the Escrow Agreement in the form of Exhibit A among the Buyer, the Escrow Agent and the Seller (the "Escrow Agreement").


                     1.3. DELIVERY OF SHARES. At the Closing, the Seller shall deliver to the Buyer stock certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, and with all appropriate stock transfer tax stamps affixed.

                     1.4.   ALLOCATION OF PURCHASE PRICE.

                            (a)    The Buyer shall prepare and deliver to the
Seller a schedule (an "Allocation Schedule") allocating the Purchase Price and any amount paid by the Buyer into the Escrow Account pursuant to Section 1.2(b) among all of the assets of the Company, in such amounts reasonably determined by the Buyer to be consistent with Section 1060 of the Code, and the regulations thereunder ("Section 1060"), subject to the Seller's consent, which consent shall not be unreasonably withheld or delayed, with such allocation to be binding on all parties hereto.

                            (b)    For all Tax (as defined in Section 3.9)
purposes, the Buyer and the Seller agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, and that neither of them will take any position inconsistent therewith in any Tax Return (including, without limitation, the allocation determined pursuant to Section 1.4(a)).


              2. CLOSING; CLOSING DATE. The Closing of the sale and purchase of the Shares contemplated hereby shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064 at 10:00 A.M. on November 28, 2000, or such other time or date as the parties may mutually agree in writing, provided that all of the conditions to the Closing set forth in Articles 7 and 8 have been satisfied or waived by the party entitled to waive the same. The time and date upon which the Closing occurs is herein called the "Closing Date."

              3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO THE COMPANY. The Seller represents and warrants to the Buyer as follows (to the extent that any of the representations and warranties contained herein include PHS and its Subsidiaries by reference to the "Company," such reference will mean such entities taken as a whole):

                     3.1. DUE INCORPORATION AND AUTHORITY. PHS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority to own, lease and operate its properties and to carry on its business as now being and heretofore conducted.

                     3.2. SUBSIDIARIES AND OTHER AFFILIATES. Schedule 3.2 sets forth the name and jurisdiction of organization of each corporation or other entity (collectively, "Subsidiaries") in which PHS directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interests having voting power to elect a majority of the directors of such corporation, or other persons performing similar functions for such entity, as the case may be. Except for the Subsidiaries, PHS does not directly or indirectly own any interest in any other person and no affiliate of PHS is engaged in the Company Business. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and lawful authority to own, lease and operate its properties and to carry on its business as now being and heretofore conducted. No Subsidiary of PHS has any material assets or any employees.

                     3.3. QUALIFICATION. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction set forth on Schedule 3.3, which are the only jurisdictions in which such qualification or authorization is required by Law or in which the failure to so qualify or be authorized could have an adverse effect on the properties, business, results of operations or financial condition of the Company, other than matters generally affecting the industry in which the Company operates (including, without limitation, legislative or regulatory matters) (the "Condition of the Company"). The Company does not own or lease property in any jurisdiction other than its jurisdiction of organization and the jurisdictions set forth on Schedule 3.3.

                     3.4. OUTSTANDING CAPITAL STOCK. PHS is authorized to issue 1,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 100 shares are issued, 100 shares are outstanding and no shares are held by PHS as treasury stock. As of the date hereof, all of the outstanding shares of Common Stock are owned by the Seller free and clear of any Lien, other than (i) restrictions imposed by the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the "Securities Act") and
(ii) Liens arising under the Pledge Agreement. As of the Closing Date, all of the outstanding shares of Common Stock will be owned by the Seller free and clear of any Lien, other than restrictions imposed by the Securities Act. No other class of capital stock or other ownership interests of PHS is authorized or outstanding.

                     3.5. OPTIONS OR OTHER RIGHTS. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company or the Seller any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind of the Company convertible into any such capital stock.

                     3.6. CHARTER DOCUMENTS AND CORPORATE RECORDS. The Seller has heretofore delivered to the Buyer true and complete copies of the Articles of Incorporation (certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation) and By-laws (certified by the PHS's secretary or an assistant secretary), or comparable instruments, of PHS as in effect on the date hereof. The minute books, or comparable records, of PHS heretofore have been made available to the Buyer for its inspection and contain true and complete records of all meetings and consents in lieu of meeting of the Board of Directors (and any committee thereof) and shareholders of PHS since the time of PHS's organization and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting. The stock books, or comparable records, of PHS heretofore have been made available to the Buyer for its inspection and are true and complete.

                     3.7.   FINANCIAL STATEMENTS.

                            (a)    The balance sheets of the Company as of (i)
December 31, 1998 and (ii) December 31, 1999, and the related statements of income, shareholders' equity and changes in financial position for the years then ended, including the footnotes thereto, audited by KPMG LLP, independent certified public accountants, which have been delivered to the Buyer, fairly present the financial position of the Company as at such dates and the results of operations of the Company for such respective periods in accordance with GAAP applied on a consistent basis for the periods covered thereby. (The financial statements of the Company as of December 31, 1999 and for the year then ended are sometimes herein called the "Financial Statements." The balance sheet included in the Financial Statements is sometimes herein called the "Balance Sheet" and December 31, 1999 is sometimes herein called the "Balance Sheet Date.") The Seller has also delivered to the Buyer the unaudited balance sheets of the Company as of June 30, 2000 and August 31, 2000 and in each case the unaudited related statements of income, shareholders' equity and changes in financial position for the six months ended June 30, 2000 and the eight months ended August 31, 2000 (the "Interim Financial Statements"). The Financial Statements and the Interim Financial Statements are attached hereto as Schedule 3.7(a).

                            (b)    All accounts and notes receivable reflected
on the Balance Sheet, and all accounts and notes receivable arising subsequent to the Balance Sheet Date, (i) have arisen in the ordinary course of business of the Company and (ii) subject only to an allowance for bad debts computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, have been collected or are collectible in the ordinary course of business of the Company in the aggregate recorded amounts thereof in accordance with their terms.

                     3.8. NO MATERIAL ADVERSE CHANGE. Since June 30, 2000, there has been no material adverse change in the Condition of the Company, and neither the Company nor the Seller knows of any such change which is threatened, nor has there been any damage, destruction or loss which could have or has had a material adverse effect on the Condition of the Company, whether or not covered by insurance.

                     3.9.   TAXES.

                            (a)    All Federal, state, county, local, foreign
and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll related, value added, inventory, social security, stamp and property taxes, import duties and other governmental charges, assessments, and charges of any kind whatsoever), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing (collectively, "Taxes") due or claimed to be due from or with respect to the Company on or before the date hereof have been timely paid, other than Taxes the payment of which is being contested in good faith by appropriate proceedings and which are disclosed on Schedule 3.9(a).

                            (b)    All returns, reports, declarations,
statements and other information required to be filed by or with respect to the Company with respect to any Tax (all such returns and other reports, "Tax Returns") on or before the date hereof have been timely filed and all such Tax Returns are correct and complete in all material respects. The charges, accruals and reserves on the books of the Company in respect of any liability for Taxes based on or measured by net income for any years not finally determined or with respect to which the applicable statute of limitations has not expired are adequate to satisfy any assessment for such Taxes for such years. No taxing authority has asserted any Tax deficiency, lien, or other assessment against the Company which has not been paid.

                            (c)    No penalties or other charges are or will
become due with respect to the late filing of any Tax Return of the Company or payment of any Tax of the Company required to be filed or paid on or before the Closing Date.

                            (d)    With respect to all Tax Returns of or with
respect to the Company and except as set forth on Schedule 3.9(d), (i) the statute of limitations for the assessment of Taxes has expired with respect to all periods ending on or before December 31, 1996; (ii) no audit or other proceeding by any court, governmental or regulatory authority or similar authority is pending and no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; and
(iii) there is no unassessed deficiency proposed or threatened against the Company.

                            (e)    Schedule 3.9(e) sets forth the status of
Federal Tax audits of the Tax Returns of or with respect to the Company for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to Tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and the amounts of any payments made by the Company with respect thereto. Each Tax Return filed by or with respect to the Company for which the Federal Tax audit has not been completed accurately reflects the amount of liability for Taxes thereunder and makes all disclosures required by the Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder and other applicable provisions of Law.

                            (f)    Schedule 3.9(f) sets forth the status of
state, county, local and foreign Tax audits of the Tax Returns of or with respect to the Company for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies or additions to Tax, interest and penalties that have been made or proposed, and the amounts of any payments made by the Company with respect thereto. Each state, county, local and foreign Tax Return filed by or with respect to the Company for which the state, county, local or foreign Tax audit has not been completed accurately reflects the amount of its liability for Taxes thereunder and makes all disclosures required by applicable provisions of Law.

                            (g)    Except as set forth on Schedule 3.9(g), the
Company has not agreed to and is not required to make any adjustments under section 481(a) of the Code by reason of a change in accounting method or otherwise.

                            (h)    The Company has not at any time consented
under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any sale of its capital stock.

                            (i)    Reserves and provisions for Taxes accrued but
not due on or before the Closing Date reflected in the Financial Statements will be adequate as of the Closing Date, subject to year-end adjustments, in accordance with GAAP.

                            (j)    The liability for Taxes of the Company as of
the Balance Sheet Date will not exceed the accrual for Taxes on the Balance Sheet and, other than in the ordinary course of business (including, without limitation, arising from an increase in the Company's earnings), the liability of the Company for Taxes (i) has not increased since the Balance Sheet Date and
(ii) will not increase at any time through the Closing Date.

                            (k)    The Company is not a party to, is not bound
by, and has no obligation under any Tax sharing or similar agreement, other than as set forth on Schedule 3.9(k).

                            (l)    There are no Liens for Taxes on the assets of
the Company except for Liens for current Taxes not yet due.

                            (m)    The Company has not been, and is not in
violation (or with notice would not be in violation) of any applicable law relating to the payment or withholding of Taxes and the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws, except as set forth on Schedule 3.9(e).

                            (n)    No closing agreement that could affect the
Taxes of the Company has been entered into by or with respect to the Company.

                            (o)    No stamp, transfer, documentary, sales, use,
registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement and the transactions contemplated by this Agreement (the "Contemplated Transactions") will be due and payable in connection with this Agreement and the Contemplated Transactions.

                            (p)    The Seller has made an election under Section
1362(a) of the Code, effective as of November 1, 1984, to be treated as an "S corporation" and the Company, which began doing business on September 10, 1997 was a "C" corporation from such date until June 28, 2000, has been at all times since June 30, 2000 a "qualified subchapter S subsidiary" within the meaning of
Section 1361(b)(3)(B) of the Code for federal income tax purposes and for state and local income tax purposes in all states in which the Company is subject to tax based on its income.

                     3.10.  COMPLIANCE WITH LAWS. Except as set forth on
Schedule 3.10, the Company is not in violation in any material respect of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or any applicable law, statute, code, ordinance, regulation or other requirement (collectively, "Laws") of any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any insurance company or fire rating and any other similar board or organization or other non-governmental regulating body (to the extent that the rules, regulations or orders of such body have the force of law) or any court or arbitrator (collectively, "Governmental Bodies") (but not including, however, Safety and Environmental Laws, which are addressed in Section 3.13). The Company is not in violation in any material respect of any applicable Order or Law of any Governmental Bodies and neither the Company nor the Seller have received written notice that any such violation is being or may be alleged. The Company has not made any illegal payment to officers or employees of any Governmental Body, or made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practice, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Company.

                     3.11. PERMITS. The Company has all licenses, permits, exemptions, consents, waivers, authorizations, rights, certificates of occupancy, franchises, orders or approvals of, and has made all required registrations with, any Governmental Body that are material to the conduct of the business of, or the current use of any properties of, the Company (collectively, "Permits"), not including, however, Permits relating to compliance with Safety and Environmental Laws, which are addressed in Section
3.13. All Permits (with the exception of Permits required pursuant to Safety and Environmental Laws, which are addressed in Section 3.13) are listed on Schedule 3.11(a) and are in full force and effect, except to the extent reflected on
Schedule 3.11(a); no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the knowledge of the Seller or the Company, threatened to revoke or limit any Permit. Other than as set forth on Schedule 3.11(b), no action by the Seller or the Company or the Buyer is required in order that all Permits will remain in full force and effect following the consummation of the Contemplated Transactions.

                     3.12. NO BREACH. The execution and delivery by the Seller of this Agreement and each and every other agreement and instrument contemplated hereby (including, without limitation, the Escrow Agreement), the consummation of the transactions contemplated hereby and thereby and the performance by the Seller of this Agreement and each such other agreement and instrument in accordance with their respective terms and conditions will not (a) violate any provision of the Articles of Incorporation or By-laws (or comparable instruments) of the Company; (b) require the Company to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person, except as set forth on Schedule
3.12 (collectively, the "Required Consents"); (c) if the Required Consents are obtained, violate, conflict with or result in the breach of any of the material terms and conditions of, result in a material modification of the effect of, impose notice requirements under, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the "Contracts") or, with respect to hospital Contracts, the 40 largest of such Contracts determined on the basis of revenues to the Company to which the Company is a party or by or to which the Company or any of its properties is or may be bound or subject or result in the creation of any Lien upon any of the properties of the Company pursuant to the terms of any such Contract; (d) if the Required Consents are obtained, violate in any material respect any Law of any Governmental Body applicable to the Company; (e) if the Required Consents are obtained, violate in any material respect any Order of any Governmental Body applicable to the Company or to its securities, properties or business; or (f) if the Required Consents are obtained, violate or result in the revocation or suspension of any Permit.

                     3.13.  ENVIRONMENTAL MATTERS. Except as disclosed on
Schedule 3.13, (i) the property, assets and operations of Company comply and have been in compliance in all material respects with all applicable Safety and Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company and there is no civil, criminal or administrative judgment or notice of violation against the Company pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety; and (iii) to the knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance in any material respect with Safety and Environmental Laws, or which have given rise to or will give rise to an Environmental Claim or to Environmental Compliance Costs.

                     3.14. CLAIMS AND PROCEEDINGS. There are no outstanding Orders of any Governmental Body against or involving the Company. Except as set forth on Schedule 3.14, there are no actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Company, threatened, against or involving the Company or any of its properties, owned or leased, in which the total liability under each such Claim could exceed $10,000 or could, in the aggregate, exceed $50,000. Except as set forth on Schedule 3.14, there is no fact, event or circumstance that may give rise to any Claim that would be required to be set forth on Schedule 3.14 if currently pending or threatened. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 3.14 have been timely and duly given and, except as set forth on Schedule 3.14, no insurance company has asserted, orally or in writing, that such Claim is not covered by the applicable policy relating to such Claim. There are no Claims pending or, to the knowledge of the Company, threatened that would give rise to any right of indemnification on the part of any director or officer of the Company or the heirs, executors or administrators of such director or officer, against the Company or any successor to the business of the Company.


                     3.15. CONTRACTS. (a) Schedule 3.15(a) sets forth a true and complete list of all of the Contracts to which the Company is a party or by or to which the Company or any of its properties may be bound or subject which involve expenditures after the Closing Date of over $25,000 per Contract, other than Contracts with travel healthcare employees, facilities or hospitals.
Schedule 3.15(b) sets forth a true and complete list of each of the facilities, hospitals and travel healthcare employees (identified solely by their employee identification numbers) with which the Company has a Contract. The Seller will provide the Buyer with an updated Schedule 3.15(b) at Closing providing the full names of such healthcare employees previously only identified by employee identification numbers.

                     (b) There have been delivered to the Buyer true and complete copies of all Contracts entered into with the Company's top twenty (20) customers, a subset of those Contracts set forth on Schedule 3.15(b) or set forth on any other Schedule. The Buyer has been given access to all Contracts listed on Schedules 3.15(a) and 3.15(b) other than those Contracts with travel healthcare employees. All of the Contracts listed on Schedules 3.15(a) and 3.15(b) are valid and binding and enforceable upon the Company, in accordance with their terms. The Company is not in breach or default in any material respect under any of such Contracts, nor to the knowledge of the Company does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the knowledge of the Company, no other party to any such Contract is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder.

                     3.16. REAL ESTATE. (a) No Ownership of Real Property. The Company does not own any real property and has not owned any real property during the past twelve months.

                            (b)    Leased Properties. Schedule 3.16(b) is a
true, correct and complete schedule of all leases and other agreements other than apartment leases for housing for travel healthcare employees on temporary assignment which apartment leases number less than 700 and which, in the aggregate, do not require monthly rental payments in excess of $1,000,000 (collectively, the "Real Property Leases") under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property"), which Schedule sets forth the date of and parties to each Real Property Lease, the date of and parties to each amendment, modification and supplement thereto, the term and renewal terms (whether or not exercised) thereof, the annual base rent and contingent rent payable thereunder and a brief description of the Leased Real Property covered thereby. The Seller has heretofore delivered to, or caused the Company to have heretofore delivered to, the Buyer true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company as tenant thereunder are current, no written notice of default under any Real Property Lease has been received by the Company which remains uncured, no written termination notice under any Real Property Lease has been received by the Company, and no uncured material default on the part of the Company or, to the knowledge of the Company, the landlord, exists under any Real Property Lease.

                            (c)    Entire Premises. All of the land, buildings,
structures and other improvements used by the Company in the conduct of its business are included in the Leased Real Property.

                            (d)    Space Leases. Except as set forth in the Real
Property Leases, no person or entity has been granted by the Company pursuant to a written agreement or, to the knowledge of the Company, pursuant to any other agreement, oral or otherwise, any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

                            (e)    No Options. Neither the Seller nor the
Company owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, dispose of or lease the Leased Real Property or any portion thereof or interest therein.

                            (f)    Condemnation. Neither the Seller nor the
Company have received written notice, or, to the knowledge of the Seller or the Company, any other notice, oral or otherwise, of any sale or other disposition of the Leased Real Property or any part thereof.

                     3.17. TANGIBLE PROPERTY. The facilities, machinery, equipment, furniture, buildings and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of the Company (collectively, the "Tangible Property") are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use. During the past three years there has not been any material interruption of the operations of the Company due to inadequate maintenance of the Tangible Property.

                     3.18. INTELLECTUAL PROPERTY. Schedule 3.18 sets forth a list of all of the intangible assets, interests and rights used in or related to the conduct of the business of the Company(the "Intellectual Property"), including, without limitation, all corporate names, trade names, trademarks and service marks (including all applications for registration thereof and all goodwill associated therewith), patents and patent applications, copyrights, trade secrets, rights to software and related source code used by the Company (such software and related source code shall hereinafter collectively be referred to as the "Software"), other than commercially available software programs generally available to the public through retail dealers ("Commercial Software"). Schedule 3.18 sets forth all material licenses, sublicenses, and other agreements or permissions under which the Company is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property, other than Commercial Software. The Company owns or otherwise possesses legally enforceable rights to use, free and clear of any and all Liens or material restrictions, any and all Intellectual Property used in the business of the Company as currently conducted or as currently proposed by the Company to be conducted. The Company has not infringed upon or otherwise violated the intellectual property rights of any third party or received any written notice or claim alleging any such infringement or other violation. The Company has not been, during the three years preceding the date hereof, a party to any claim, nor, to the knowledge of the Company, is any claim threatened or is there any valid ground for a claim, that challenges the validity, enforceability, ownership or right to use, sell or license any Intellectual Property owned by the Company. To the knowledge of the Seller or the Company, no third party is infringing upon any Intellectual Property owned by the Company. The Company has taken all necessary and reasonable action to maintain and protect each item of Intellectual Property owned by the Company. To the knowledge of the Company, all material Software is held by the Company legitimately, is free from any significant software defect and performs in conformance with its documentation in all material respects.

                     3.19. TITLE TO PROPERTIES. The Company owns and has good title to all of its properties, including all of the material assets reflected on the Balance Sheet and the properties described in Sections 3.17 and 3.18, in each case free and clear of any Lien, except for (a) Liens specifically described in the notes to the Financial Statements; (b) properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; (c) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any material assets; and (d) Liens set forth on
Schedule 3.19.

                     3.20. LIABILITIES. Except as set forth on Schedule 3.20, as at the Balance Sheet Date, the Company did not have any direct or indirect indebtedness, liability, Claim, loss, damage, deficiency, obligation or responsibility, known, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto ("Liabilities") that were not fully and adequately reflected or reserved against on the Balance Sheet or described on any Schedule or in the notes to the Financial Statements in which each such Liability could exceed $10,000 or could in the aggregate exceed $50,000. Except as set forth on Schedule 3.20, the Company has not, except in the ordinary course of business, incurred any Liabilities since the Balance Sheet Date. Neither the Company nor the Seller have any knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company except in the ordinary course of business or as otherwise set forth on Schedule 3.20.

                     3.21.  CUSTOMERS.

                            (a)    Schedule 3.21(a) lists, by dollar volume paid
for the twelve months ended on the Balance Sheet Date, the twenty largest customers of the Company (the "Material Customers").

                            (b)    The relationships of the Company with its
customers are good commercial working relationships and, except as set forth on
Schedule 3.21(b), (i) within the last twelve months, no Material Customer has threatened to cancel or otherwise terminate, or to the knowledge of the Seller or the Company intends to cancel or otherwise terminate, its relationship with the Company, (ii) no Material Customer has during the last twelve months decreased materially or threatened to decrease or limit materially, or to the knowledge of the Company intends to modify materially its relationship with the Company or intends to decrease or limit materially its services to the Company or its usage or purchase of the services of the Company, (iii) to the knowledge of the Company, the acquisition of the Shares by the Buyer and the consummation of the Contemplated Transactions will not adversely affect the relationship of the Company with any of its Material Customers, (iv) within the last twelve months, no customers have threatened to cancel or otherwise terminate, or to the knowledge of the Company intend to cancel or otherwise terminate, their relationships with the Company, the loss of which would have, in the aggregate, a material adverse effect on the Condition of the Company, (v) within the last twelve months, no customers have decreased or threatened to decrease or limit, or to the knowledge of the Company intend to modify their relationships with the Company to the extent of having, in the aggregate, a material adverse effect on the Condition of the Company and (vi) to the knowledge of the Company, the acquisition of the Shares by the Buyer and the consummation of the Contemplated Transactions will not affect the relationships of the Company with any customers to the extent of having, in the aggregate, a material adverse effect on the Condition of the Company.

                     3.22.  EMPLOYEE BENEFIT PLANS.

                            (a)    Schedule 3.22(a) lists all Benefit Plans.
With respect to each such plan, Seller heretofore has delivered or made available to Buyer true, correct and complete copies of (i) all plan texts and agreements and related trust agreements or annuity contracts; (ii) all summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent actuarial valuation; (v) the most recent annual audited financial statement and opinion;
(vi) the most recent annual and periodic accounting of plan assets; (vii) if the plan is intended to qualify under Code section 401(a) or 403(a), the most recent determination letter received from the IRS; and (viii) all material communications with any Governmental Body (including the DOL, IRS and PBGC).

                            (b)    With respect to each Benefit Plan, no event
has occurred, and there exists no condition or set of circumstances in connection with which the Company could, directly or indirectly (through a Commonly Controlled Entity or otherwise), be subject to any material liability under ERISA, the Code or any other applicable Law, except liability for benefits claims and funding obligations payable in the ordinary course.

                            (c)    Except as set forth on Schedule 3.22(c), each
Benefit Plan conforms to, and its administration is in material compliance with, all applicable Laws. Each Benefit Plan intended to comply with section 401(a) of the Code has received a favorable determination letter as to its qualified status and that of such trust under Code section 501, or is within the remedial amendment period under section 401(b) of the Code for filing for a request for a determination letter as to its qualified status and that of such trust and to the Company's knowledge, no events, circumstances or conditions exist which would jeopardize such plans' qualified status.

                            (d)    Except as set forth on Schedule 3.22(d), the
Company, and each Commonly Controlled Entity has made all payments due from such respective entity to date with respect to each Benefit Plan.

                            (e)    Except as disclosed in Schedule 3.22(e), with
respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been timely made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted, in each case, in accordance with GAAP, on the Financial Statements.

                            (f)    No Benefit Plan is subject to Code section
412 or ERISA section 302.

                            (g)    No Benefit Plan is or was subject to Title IV
of ERISA.

                            (h)    No Benefit Plan is a "multiemployer plan" as
defined in Code Section 414(f) or ERISA sections 3(37) or 4001(a)(31). No Benefit Plan is a multiple employer plan within the meaning of the Code section 413(c) or ERISA sections 4063, 4064 or 4066. No Welfare Plan is a "multiple employer welfare arrangement" as defined in ERISA section 3(40).

                            (i)    No "reportable event" within the meaning of
ERISA section 4043 has occurred or, to the knowledge of the Company, may be reasonably expected to occur with respect to any Benefit Plan.

                            (j)    There are no Claims or Liens pending or, to
the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of the Company are subject to any Lien under ERISA section 302(f) or Code section 412(n).

                            (k)    Each Pension Plan that is not qualified under
Code section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA sections 201(2), 301(a)(3) and 401(a)(1).

                            (l)    Except as disclosed in Schedule 3.22(l), no
assets of the Company are allocated to or held in a "rabbi trust" or similar funding vehicle.

                            (m)    Each Benefit Plan that is a "group health
plan" (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in material compliance with the provisions of COBRA and any applicable similar state Law.

                            (n)    Except as disclosed in Schedule 3.22(n),
there are no reserves, assets, surpluses or prepaid premiums with respect to any Welfare Plan not otherwise reflected on the Balance Sheet.

                            (o)    There are no Retiree Welfare Plans.

                            (p)    Except as disclosed in Schedule 3.22(p), the
consummation of the Contemplated Transactions will not (i) entitle any current or former Employee to receive from the Company severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former Employee; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code section 280G(b).

                            (q)    As of the Closing, the Company and any
Commonly Controlled Entity, have not incurred any liability or obligation under the

Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the 90-day period immediately following the Closing, will not incur any such liability or obligation if, during such 90-day period, only terminations of employment in the normal course of operations occur.

                     3.23.  EMPLOYEE RELATIONS.

                            (a)    Schedule 3.23(a) lists as of the date hereof
the number of Employees in the aggregate, the number of full-time personnel and the number of contract workers of the Company. Except as disclosed in Schedule 3.23(a), none of the Employees is represented by a union, and no union organizing efforts have been conducted within the last three years or are now being conducted. Except as disclosed in Schedule 3.23(a), the Company has not at any time during the last three years had, nor to the knowledge of the Seller or the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other labor dispute.

                            (b)    Set forth in Schedule 3.23(b) is a list of
all actions, suits and proceedings between the Company and any Employees, former Employees or prospective Employees or involving other labor-related matters. The Company has not violated any provision of any Law or Order of any Governmental Body regarding the terms and conditions of Employees, former Employees or prospective Employees or other labor-related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of Employees, former Employees or prospective Employees.

                     3.24. INSURANCE. Schedule 3.24 sets forth a list (specifying the insurer, describing each pending claim thereunder of more than $20,000 and setting forth the aggregate amounts paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, product liability, worker's compensation, vehicular and other insurance held by or on behalf of the Company. Such policies and binders are valid and binding in accordance with their terms, are in full force and effect, and insure against risks and liabilities to an extent and in a manner customary in the industry in which the Company operates. Neither the Company nor the Seller is in default in any material respect of any provision contained in any such policy or binder or has failed to give any required notice or present any claim under any such policy or binder in due and timely fashion. Except for claims set forth on
Schedule 3.24, there are no material outstanding unpaid claims under any such policy or binder, and neither the Company nor the Seller has received any written notice of cancellation or non-renewal of any such policy or binder. Except as set forth on Schedule 3.24, neither the Company nor the Seller has received any written notice from any of its insurance carriers or any Governmental Body that any insurance premiums payable on such insurance will or may be materially increased in the future or that any insurance coverage listed on Schedule 3.24 will or may not be available in the future on substantially the same terms as now in effect, and to the knowledge of Seller or the Company, there is no basis for the issuance of any such notice or for any such action.

                     3.25. OFFICERS, DIRECTORS AND EMPLOYEES. Schedule 3.25 sets forth (a) the name and title of each officer and director of the Company;
(b) the total compensation of each officer and director of the Company who is an Employee; (c) the name, title and total compensation of each other Employee, consultant, agent or other representative of the Company or any other person for whose compensation the Company could be liable after the Closing whose current or committed annual rate of compensation (including bonuses and commissions) exceeds $75,000; (d) all wage and salary increases, bonuses and increases in any other direct or indirect compensation received by such persons since the Balance Sheet Date; (e) any payments or commitments to pay any severance or termination pay to any current or former officer, director or employee of the Company; and
(f) any accrual for, or any commitment or agreement by the Company to pay, such increases, bonuses or pay. Except as at forth on Schedule 3.25, none of such persons has indicated that he or she will cancel or otherwise terminate such person's relationship with the Company.

                     3.26.  OPERATIONS OF THE COMPANY. Except as set forth on
Schedule 3.26, since the Balance Sheet Date the Company has not:

                            (a)    declared or paid any dividends or declared or
made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock, except (i) for any such dividends paid, or distribution, redemption, retirements, purchases or other acquisitions made prior to September 1, 2000 and (ii) the Company may make cash distributions to the Seller provided the Company is in compliance with its obligations in Section 6.1(a).

                            (b)    except for short-term bank borrowings in the
ordinary course of business, incurred any indebtedness for borrowed money;

                            (c)    reduced its cash or short-term investments or
their equivalent, other than to meet cash needs of the Company arising in the ordinary course of business, consistent with past practices, except as provided in Section 6.1(a)(iv);

                            (d)    waived any material right under any Contract
or other agreement of the type required to be set forth on any Schedule;

                            (e)    made any change in its accounting methods or
practices or made any change in depreciation or amortization policies or rates adopted by it;

                            (f)    materially changed any of its business
policies, including advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

                            (g)    made any loan or advance to any of its
shareholders, officers, directors, Employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

                            (h)    except for inventory or equipment in the
ordinary course of business, sold, abandoned or made any other disposition of any of its properties or assets or made any acquisition of all or any part of the properties, assets, capital stock or business of any other person;

                            (i)    paid, directly or indirectly, any of its
material Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

                            (j)    terminated or failed to renew, or received
any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract or other agreement that is or was material to the Condition of the Company;

                            (k)    amended its Articles of Incorporation or
By-laws (or comparable instruments) or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business; or

                            (l)    engaged in any other material transaction
other than in the ordinary course of business or in any activity or transaction which has had a material adverse effect on the operations and/or value of the Company.

                     3.27. POTENTIAL CONFLICTS OF INTEREST. Except as set forth on Schedule 3.27, (a) the Seller does not, (b) no officer, director or affiliate of the Company or the Seller, (c) no relative or spouse (or relative of such spouse) of any such officer, director or affiliate or of the Seller and (d) no entity controlled by one or more of the foregoing:

                            (i)    own(s), directly or indirectly, any interest
in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company;

                            (ii)   own(s), directly or indirectly, in whole or
in part, any property that the Company uses in the conduct of its business; or

                            (iii)  has/have any Claim whatsoever against, or
owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under Benefit Plans, and similar matters and agreements existing on the date hereof.

                     3.28. FULL DISCLOSURE. No representation or warranty of the Seller contained in this Agreement or the Escrow Agreement, and no document furnished by or on behalf of the Seller or the Company to the Buyer pursuant to this Agreement or in connection with the Contemplated Transactions, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading. There is no fact known to the Seller or the Company that the Seller has not disclosed to the Buyer in writing that materially adversely affects or, so far as the Seller can now foresee, will materially adversely affect, the Condition of the Company or the ability of the Seller to perform this Agreement or the Escrow Agreement.

                     3.29. EXISTING INDEBTEDNESS. As of the date of this Agreement and as of the close of business on the day prior to the Closing Date,
(i) all indebtedness of or any obligation of the Company for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) all indebtedness of the Company for the deferred purchase price for purchases of property outside the ordinary course which is not evidenced by trade payables,
(iii) all lease obligations of the Company under leases which are capital leases in accordance with GAAP to the extent such lease obligations collectively exceed $200,000, (iv) all off-balance sheet financings, of the Company including, without limitation, synthetic leases and project financing, (v) any payment obligations of the Company in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (vi) any liability of the Company with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) any present, future or contingent obligations of the Company under (A) any phantom stock or equity appreciation rights, plan or agreement, (B) any consulting, deferred pay-out or earn-out arrangements in connection with the purchase of any business or entity,
(C) any non-competition agreement, (viii) any accrued and unpaid interest or any contractual prepayment premiums, penalties or similar contractual charges resulting from the transactions contemplated hereby or the discharge of such obligations with respect to any of the foregoing, (ix) all indebtedness of or any obligation of the Company owed to the Seller or to any affiliate of the Seller not canceled pursuant to Section 6.6 hereof and (x) all indebtedness of or any obligation of the Company incurred for the benefit of the Seller or any officer, director, employee or affiliate of the Seller, including without limitation, any family members of any officer, director, employee or affiliate of the Seller (except as set forth on Schedule 3.27), is listed on Schedule 3.29 hereto (collectively, but without duplication, the "Existing Indebtedness"). The Company shall supplement Schedule 3.29 to the extent necessary to set forth amounts which are to be included in Existing Indebtedness as of the close of business on the day prior to the Closing Date, and, as supplemented, Schedule
3.29 will, as of the close of business on the day prior to the Closing Date, list all Existing Indebtedness and the amounts thereof as of the close of business on the day prior to the Closing Date.

              4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer as follows:

                     4.1. TITLE TO THE SHARES. At the date hereof the Seller owns beneficially and of record, free and clear of any Lien and has full power and authority to convey free and clear of any Lien (other than Liens (i) imposed by the Securities Act and (ii) arising under the Pledge Agreement), the Shares. As of the Closing Date, the Seller shall own beneficially and of record, free and clear of any Lien and shall have full power and authority to convey free and clear of any Lien (other than Liens imposed by the Securities Act), the Shares. Upon delivery of and payment for such Shares at the Closing as herein provided, the Seller will convey to the Buyer good and valid title thereto, free and clear of any Lien (other than Liens imposed by the Securities Act).

                     4.2. AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. The Seller has full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby (including, without limitation, the Escrow Agreement) to which the Seller is or will be a party and to perform fully the Seller's obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Seller, and on the Closing Date, each and every agreement and instrument contemplated hereby (including, without limitation, the Escrow Agreement) to which the Seller is a party will be duly executed and delivered by the Seller and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such other agreement and instrument (including, without limitation, the Escrow Agreement) will be valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy and insolvency laws and by creditors' rights generally. Except as set forth on Schedule 4.2 and for filings under the HSR Act, the execution and delivery by the Seller of this Agreement and each and every agreement and instrument contemplated hereby (including, without limitation, the Escrow Agreement) to which the Seller is a party, the consummation of the transactions contemplated hereby and thereby and the performance by the Seller of this Agreement and each such other agreement and instrument (including, without limitation, the Escrow Agreement) in accordance with their respective terms and conditions will not (a) require the Seller to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person, except for the Required Consents; (b) if the Required Consents are obtained, violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which the Seller is a party or by or to which the Seller is or the Shares are or may be bound or subject; (c) if the Required Consents are obtained, violate any Law or Order of any Governmental Body applicable to the Seller or to the Shares; or (d) result in the creation of any Lien on the Shares.

              5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

                     5.1. DUE INCORPORATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.

                     5.2. AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. The Buyer has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument (including, without limitation, the Escrow Agreement) contemplated hereby to which the Buyer is or will be a party and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Buyer, and on the Closing Date, each and every agreement and instrument (including, without limitation, the Escrow Agreement) contemplated hereby to which the Buyer is a party will be duly executed and delivered by the Buyer and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such other agreement and instrument (including, without limitation, the Escrow Agreement) will be valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy and insolvency laws and by creditors' rights generally. Except as set forth on Schedule 5.2 and filings under the HSR Act, the execution and delivery by the Buyer of this Agreement and each and every other agreement and instrument (including, without limitation, the Escrow Agreement) contemplated hereby to which the Buyer is a party, the consummation of the transactions contemplated hereby and thereby and the performance by the Buyer of this Agreement and each such other agreement and instrument (including, without limitation, the Escrow Agreement) in accordance with their respective terms and conditions will not (a) violate any provision of the Articles of Incorporation or By-laws (or comparable instruments) of the Buyer; (b) require the Buyer to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person; (c) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which the Buyer is a party or by or to which the Buyer or any of its properties is or may be bound or subject; or
(d) violate any Law or Order of any Governmental Body applicable to the Buyer.

                     5.3. PURCHASE FOR INVESTMENT. The Buyer is purchasing the Shares for its own account for investment and not for resale or distribution.

              6.     COVENANTS AND AGREEMENTS.

                     6.1.   CONDUCT OF BUSINESS; NOTICES.

                            (a)    From the date hereof through the Closing
Date, the Seller agrees that it (i) shall cause the Company to conduct its business in the ordinary course and, without the prior written consent of the Buyer, shall not undertake any of the actions specified in Section 3.26; (ii) shall use its best efforts to cause the Company to conduct its business in a manner such that the representations and warranties contained in Article 3 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; (iii) shall conduct its affairs in a manner such that the representations and warranties contained in Article 4 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (iv) shall cause the Company to manage its cash balance only in the ordinary course of business including causing the payment of accounts payable and other liabilities and the collection of accounts receivable and other amounts due to the Company to be only in the ordinary course, consistent with past practice; provided that the Company shall be permitted to withdraw or dividend to Seller cash for any purpose. Any deficiency in the cash balance as of the Closing Date below $500,000 shall be deemed the "Cash Shortfall" and any excess in the cash balance as of the Closing Date above $500,000 shall be deemed the "Cash Excess."

                            (b)    The Seller shall give the Buyer prompt notice
of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of (i) any representation or warranty, whether made as of the date hereof or as of the Closing Date, or (ii) any covenant of the Seller contained in this Agreement.

                     6.2. CORPORATE EXAMINATIONS AND INVESTIGATIONS. Until the Closing Date, the Seller shall permit employees and representatives of the Buyer to visit and inspect the Company and any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances, and accounts with its directors and Mel Harris, Peter Kilissanly, William R. Dresback, Jose M. Menendez and Aldo Rodriguez. All such visits, inspections, examinations and discussions shall be at such reasonable times either before or after normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Seller and the Seller shall cooperate fully therewith. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement.

                     6.3. PUBLICITY. The parties agree that no publicity release or announcement concerning this Agreement or the Contemplated Transactions shall be made without advance approval thereof by the Seller and the Buyer.

                     6.4. EXPENSES. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

                     6.5. INDEMNIFICATION OF BROKERAGE. The Seller represents and warrants to the Buyer that no broker, finder, agent or similar intermediary (a "Broker") has acted on behalf of the Company or the Seller in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or the Seller, or any action taken by the Company. The Seller agrees to indemnify and hold harmless the Buyer from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Company or the Seller, and to bear the cost of legal expenses incurred in defending against any such claim. The Buyer represents and warrants to the Seller that no Broker has acted on behalf of the Buyer in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer, or any action taken by the Buyer. The Buyer agrees to indemnify and hold harmless the Seller from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Buyer, and to bear the cost of legal expenses incurred in defending against any such claim.

                     6.6. RELATED PARTIES. At and as of the Closing, any debts or other obligations of the Company owed to the Seller or to any affiliate of the Seller and any debts or other obligations of the Seller or any Affiliate of the Seller owed to the Company shall be canceled.

                     6.7. REQUIRED CONSENTS; HSR ACT. The Seller shall, prior to the Closing, obtain or make, at its sole expense, all Required Consents and undertake all actions, incur all expenses, costs and obligations and provide all bonds, guarantees or other financial instruments reasonably required pursuant to the Required Consents; provided, however, the Seller shall not be required to provide any such bonds, guarantees or other financial instruments the terms of which survive the Closing. The Seller agrees to indemnify and hold harmless the Buyer from any costs, expenses, obligations or liabilities arising in connection with or pursuant to any of the Required Consents. The Seller and the Buyer shall cause all actions to be taken so that no later than the third business day after the date hereof, the Company (or its ultimate parent entity) and the Buyer shall have filed notification and report forms with respect to the contemplated transactions in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the "HSR Act"). The fee for such filing shall be borne equally by the Buyer and the Seller and each of the Buyer and the Seller shall bear all of its other expenses incurred in connection therewith, including, without limitation, the fees and expenses of its counsel.

                     6.8. PERMIT TRANSFERS. The Seller shall, at and as of the Closing, at its sole expense, cause the transfer, reissuance or modification of any Permits to the extent that such is required to cause the Permits to remain in full force and effect in the possession of the Company, after the Closing. The Company shall bear the expense of any renewals or reissuances of Permits that are not required as a result of the Contemplated Transactions.

                     6.9. FURTHER ASSURANCES. Each of the parties shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Contemplated Transactions. Each such party shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 7 and 8.

                     6.10.  TAXES; SECTION 338(h)(10) ELECTION.

                            (a)    The Seller will pay and discharge and be
responsible for any and all Taxes (including, without limitation, all accrued and unpaid Taxes as of the Closing Date) due or payable by the Seller and by the Company for any taxable year or taxable period (or portion thereof) ending on or before the Closing Date, including the period beginning on January 1, 2000 and ending on the Closing Date. In addition, the Seller will pay and discharge and be responsible for any state taxes (including, without limitation, excise and franchise taxes) due or payable by the Company for any taxable year or taxable period (or portion thereof) ending on or before the Closing Date, including the fiscal year beginning on January 1, 2000 and ending on the Closing Date. Any income, excise and franchise taxes due or payable as a result of the Section 338(h)(10) Election (as hereinafter defined) shall be borne by the Seller. For purposes of this Section 6.10, and as required in connection with the Section 338(h)(10) Election, the current short fiscal year of the Company which began on June 29, 2000 will be treated as two separate tax years, the first beginning on June 29, 2000 and ending on the Closing Date, and the other, beginning on the date after the Closing Date and ending on December 31, 2000. The books and records of the Company will be closed at the close of business on the Closing Date.

                            (b)    Any obligations of the Company under any Tax
sharing or similar agreement will be terminated as of the Closing Date and the Company will have no further liability under any such agreement.

                            (c)    The Parties acknowledge that the Company is a
qualified subchapter S subsidiary and, as such, the purchase of the stock of the Company by the Buyer is treated as a purchase of the assets of the Company for federal income tax purposes. However, for the avoidance of doubt, the Buyer, the Seller and the Company agree to make a timely election under Section 338(h)(10) of the Code and also under provisions of state and local law, similar provisions of Section 338 of the Code (including, but not limited to, Sections 338(h)(10) and 338(g) of the Code), where allowable (whether such election is made jointly by the Buyer and the Seller, or by the Company), in respect of the Contemplated Transactions (the "Section 338(h)(10)

Election"), thereby causing such Contemplated Transactions to be treated as a purchase or sale of assets of the Company for federal purposes and to the extent allowed by state, local and foreign tax laws. On all returns relating to Taxes based on or measured by net income, the Seller and the Buyer will report the transfers under this Agreement consistent with the Section 338(h)(10) Election. Each of the parties shall take any action required to effect state, local and foreign tax law conformity with application of the Section 338(h)(10) Election to the extent allowed by law.

                            (d)    If the Section 338(h)(10) Election is
effective, the Buyer shall (i) determine the "Modified Aggregate Deemed Sales Price" of the assets of the Company (within the meaning of, and in accordance with, Treasury Regulations Section 1.338(h)(10)-1(f) or comparable provisions for state, local and foreign law) (the "MADSP Determination"), and (ii) determine the allocations of the "Modified Aggregate Deemed Sales Price" in accordance with the allocations of the Purchase Price under Section 1060 of the Code as determined under Section 1.4(a) of the Agreement (the "MADSP Allocations"). The Buyer shall deliver the determinations that it makes pursuant to this Section 6.10(d) to the Seller for the Seller's consent, which consent shall not be unreasonably withheld or delayed. The Buyer and the Seller shall be bound by the MADSP Determination and MADSP Allocations for purposes of determining any Taxes.

                     6.11.  TAX RETURN FILING.

                            (a)    The Seller shall prepare or cause the Company
to prepare, in a manner consistent with past practices, and timely file (including extensions of time to file) all Tax Returns required to be filed by the Company, the due date of which (without extensions) occurs on or before the Closing Date and pay (i) all Taxes due with respect to any such Tax Returns, and
(ii) all other Taxes due or claimed to be due from or with respect to the Company on or before the Closing Date.

                            (b)    The Seller will prepare and file any Tax
Returns due to be filed by the Company after the Closing Date but relating to taxable periods ending on or before the Closing Date, which returns shall be prepared on a basis consistent with past practice, with the understanding that such Tax Returns will be subject to the consent of the Buyer prior to filing, which consent shall not be unreasonably withheld. The parties agree that it shall be reasonable for Buyer to withhold such consent only if (i) such return is inconsistent with the requirements of law or (ii) any position taken on such return could have an adverse effect on the Company or the Buyer for periods ending after the Closing Date.

                            (c)    Except in connection with the Section
338(h)(10) Election, the Seller will not cause the Company to make any additional federal tax elections under the Code with respect to the Company for any tax period ending after the Closing Date.

                     6.12. FINANCIAL STATEMENTS AND OTHER INFORMATION. Between the date hereof and the Closing, the Company shall deliver to the Buyer, in form and substance satisfactory to the Buyer, as soon as available, but in any event not later than twenty (20) days after the end of each calendar month, the unaudited balance sheet of the Company, and the related unaudited statements of operations and cash flows for such month and for the period commencing on the first day of the fiscal year and ending on the last day of such month, all certified by an appropriate officer of the Company as presenting fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP.

                     6.13. NO SOLICITATION. Seller agrees that from the date hereof until termination of this Agreement, neither Seller, the Company nor any of their respective affiliates, officers, directors, advisors or representatives shall: (i) solicit or entertain, directly or indirectly, any interest by any other party in any transaction which would involve the Company in any manner inconsistent with the purchase of the Shares by the Buyer; (ii) engage in any discussions with or provide any information to any other party related, directly or indirectly, to any possible transaction which would involve the Company in any manner inconsistent with the purchase of the Shares by the Buyer; or (iii) enter into any transaction or arrangements with any party inconsistent with the purchase of the Shares by the Buyer.

                     6.14. CONFIDENTIALITY. Buyer and Seller agree that from the date hereof until the Closing Date, they will continue to be bound by the terms of that certain confidentiality agreement, dated August 3, 2000, by and between Buyer and Seller.

                     6.15. GUARANTIES AND OTHER OBLIGATIONS. Buyer agrees to pay or cause to be paid all amounts that may become due and payable under the guaranties and other obligations listed and described on Schedule 6.15.

                     6.16.  EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

                            (a)    The Buyer agrees that all Employees as of the
Closing Date (the "Affected Employees") shall be credited with their length of service with the Company and the Seller under the vacation policies of the Buyer and for all purposes under the employee benefit plans of the Buyer (the "Buyer Benefit Programs") (other than for purposes of benefit accrual under a Pension Plan and early retirement subsidies under a defined benefit plan as defined in
Section 3(35) of ERISA) after the Closing. The Buyer shall cause the Company to pay by no later than January 31, 2001 all bonus accruals set forth on Schedule
3.25 in accordance with the terms of the applicable bonus plan and all additional bonus accruals made by the Company from the Closing Date through December 31, 2000.

                            (b)    As of a date (the "Account Transfer Date") as
set forth in Section 6.16(c), the Seller shall cause to be transferred from the Preferred Employers Holdings 401(k) Savings Plan (the "Seller's 401(k) Plan") to the 401(k) plan sponsored by the Buyer (the "Buyer's 401(k) Plan") cash or property in an amount equal to the aggregate balances of all participants in the Seller's 401(k) Plan as of such Account

Transfer Date who are Affected Employees ("Company Employees"), including actual investment earnings or losses through the Account Transfer Date, except that all promissory notes reflecting participant loans to the Seller's 401(k) Plan participants outstanding as of such Account Transfer Date shall be transferred in kind and except for any amounts as to which withdrawal requests have been duly submitted prior to such transfer and which shall be paid by the Seller's 401(k) Plan to Company Employees in accordance with ERISA and the Code and the terms of the Seller's 401(k) Plan (the "Transferred Assets"). As of the Account Transfer Date, the Buyer shall assume all liabilities applicable to Company Employees under the Seller's 401(k) Plan to pay benefits, consistent with the terms of the Seller's 401(k) Plan, equal to the amount transferred. In the event any Company Employee has a qualified domestic relations order pending or approved in the Seller's 401(k) Plan at the time of transfer, all documentation concerning such qualified domestic relations order shall be assigned to the Buyer's 401(k) Plan. The Seller and the Buyer agree to cooperate fully with respect to any governmental filings, including but not limited to the filing of any Internal Revenue Service Form 5310A, information and procedures necessary to effect the transactions contemplated by this Section 6.16(b). Pending the transfer of the Transferred Assets, the accounts of the Company Employees shall remain in the trust fund for the Seller's 401(k) Plan and the Seller shall cause the trustee of the Seller's 401(k) Plan to pay any current benefits or make any distributions to Company Employees, including but not limited to such benefits as may be payable to Company Employees on account of termination of employment with the Company, as they become due. Between the date hereof and the Account Transfer Date, the Seller shall administer the Seller's 401(k) Plan in compliance with all the applicable laws. The Seller and the Buyer agree to provide each other with such records and information as they may reasonably request relating to their respective obligations under this Section 6.16(b) or the administration of the Seller's 401(k) Plan or the Buyer's 401(k) Plan.

                            (c)    Notwithstanding the foregoing, there shall be
no transfer of accounts from the Seller's 401(k) Plan to the Buyer's 401(k) Plan unless and until the Buyer shall have received either (i) a favorable determination letter regarding the qualified status of the Seller's 401(k) Plan and the trust established thereunder or (ii) an opinion of counsel in a form reasonably acceptable to Buyer, that the Seller 401(k) Plan in form satisfies sections 401(a) and 401(k) of the Code and as of the date of such opinion letter also satisfies Section 410(b) of the Code.

                            (d)    Effective as of the Closing Date, the Seller
shall terminate all Benefit Plans maintained by the Seller with respect to Employees (excluding Benefit Plans maintained solely by the Company itself). Effective as of the Closing Date, Buyer shall adopt Benefit Plans which are in the aggregate substantially similar to the Seller's Benefit Plans and shall continue any Benefit Plans maintained solely by the Company for the Employees. Notwithstanding the foregoing, as of the Closing Date, Buyer may substitute for the Seller's current rate of matching contributions under Seller's 401(k) Plan, the Buyer's current rate of matching contributions under Buyer's 401(k) Plan of 50% of employee salary reduction contributions up to 6% of compensation. Buyer shall assume responsibility for all obligations to offer at the Employee's expense (to the extent allowed by COBRA) benefits and elections under COBRA with respect to former Employees and their beneficiaries as of the Closing Date.

                            (e)    Effective as of the date hereof and until the
second anniversary of the Closing Date, Seller agrees that, without the prior written consent of the Buyer, which consent will not be unreasonably withheld, it shall not amend the Equity Rights Plan of International Insurance Group, Inc., as in effect on the date hereof and including the memorandum dated August 31, 2000, from Mel Harris to all participants in the Equity Rights Plan (the "Equity Rights Plan"), in any way that will affect the rights of Employees to remain as a participant in the Equity Rights Plan or affect in any material respect their rights as such rights exist as of the date hereof, other than as required by applicable law. From and after the Closing, the Buyer agrees to promptly notify Seller of the voluntary resignation or termination without "cause" (as defined in the Equity Rights Plan) of any Employee who, as of the Closing Date, is a participant in the Equity Rights Plan.

              7. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO CLOSE. The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer acting in accordance with the provisions of
Article 12 with respect to termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

                     7.1. REPRESENTATIONS AND COVENANTS. The representations and warranties of the Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date. The Seller shall have delivered to the Buyer a certificate, dated the date of the Closing and signed by the Seller, to the foregoing effect.

                     7.2. CONSENTS AND APPROVALS. All Required Consents shall have been obtained and be in full force and effect, and the Buyer shall have been furnished with evidence reasonably satisfactory to it that such Required Consents have been granted and obtained.

                     7.3. OPINION OF COUNSEL TO THE COMPANY. The Buyer shall have received the opinion in the form of Exhibit B hereto of Baer Marks & Upham LLP, counsel to the Seller, dated the date of the Closing, addressed to the Buyer, in a form reasonably satisfactory to the Buyer.

                     7.4. RESIGNATIONS. All resignations of directors and officers of the Company which have been previously requested in writing by the Buyer shall have been delivered to the Buyer.

                     7.5. NO CLAIMS. No Claims shall be pending or, to the knowledge of the Buyer or the Company, threatened, before any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the Contemplated Transactions or which has had or may have, in the reasonable judgment of the Buyer, a materially adverse effect on the Condition of the Company.

                     7.6. FIRPTA AFFIDAVIT. The Buyer shall have received an affidavit of the Seller sworn to under penalty of perjury, setting forth the name of the Seller, address and Federal tax identification number and stating that the Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

                     7.7. ESCROW AGREEMENT. The Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

                     7.8. HSR ACT. Any person required in connection with the Contemplated Transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and any waiting period applicable to the Contemplated Transactions under the HSR Act shall have terminated or expired.

              8. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER TO CLOSE. The obligation of the Seller to enter into and complete the Closing is subject, at the option of the Seller acting in accordance with the provisions of
Article 12 with respect to termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller:

                     8.1. REPRESENTATIONS AND COVENANTS. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Buyer shall have delivered to the Seller a certificate, dated the date of the Closing and signed by an officer of the Buyer, to the foregoing effect.

                     8.2. NO CLAIMS. No Claims shall be pending or, to the knowledge of the Buyer or the Company, threatened, before any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the Contemplated Transactions.

                     8.3. OPINION OF COUNSEL TO THE BUYER. The Seller shall have received the opinion in the form of Exhibit C hereto of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Buyer, dated the date of the Closing, addressed to the Seller, in a form reasonably satisfactory to the Seller.

                     8.4. HSR ACT. Any person required in connection with the Contemplated Transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and any waiting period applicable to the Contemplated Transactions under the HSR Act shall have terminated or expired.

              9.     NON-COMPETITION.

                     9.1. COVENANTS AGAINST COMPETITION. The Seller acknowledges that (i) the Company is engaged in the business of placing temporary and permanent nurses and other medical professionals and medical technicians (the "Company Business"); (ii) the Company Business is conducted within the United States, Canada, the Caribbean, England and Saudi Arabia; (iii) the Seller's relationship with the Company has given the Seller and will continue to give the Seller trade secrets of and confidential information concerning the Company; (iv) the agreements and covenants contained in this
Article 9 are essential to protect the business and goodwill of the Company, all of the outstanding Shares of which are being purchased by the Buyer; and (v) the Buyer would not purchase the Shares but for such agreements and covenants. Accordingly, the Seller covenants and agrees as follows:

                            (a)    Non-Compete.

                                    (i)   The Seller agrees on behalf of itself
and its principal shareholder, officers and directors, that neither the Seller, nor any such principal shareholder, officer or director shall for a period of four (4) years following the Closing (the "Restricted Period") in the United States, Canada, the Caribbean, England and Saudi Arabia (the "Territory") or through means of the so-called World-Wide-Web, Internet or any so-called "on-line" service or other electronic media (the "Internet Means"), directly or indirectly, (x) engage in the Company Business; (y) except as agreed to in writing by the Buyer and the Seller, render any services to any person engaged in such activities; or (z) become interested in any such person in any capacity, including as a partner, shareholder, principal, agent, trustee or consultant; provided, however, the Seller may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange if the Seller is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 1% or more of any class of securities of such person.

                                    (ii)  As used herein, "Internet" shall mean
the computer-generated, computer-mediated, or computer-assisted transmission, reception, recordation or display arising from any network or other connection of instruments or devices now known or hereafter invented capable of transmission, reception, recordation and/or display (such instruments or devices to include, without limitation, computers, laptops, cellular or PCS telephones, pagers, PDAs, wireless transmitters or receivers, modems, radios, televisions, satellite receivers, cable networks, smart cards, and set-top boxes).

                            (b)    Confidential Information; Personal
Relationships. The Seller promises and agrees that, either during the Restricted Period or at any time thereafter, the Seller will not disclose to any person not employed by the Company or not engaged to render services to the Company, and that the Seller will not use for the benefit of the Seller or others, any Confidential Information or Trade Secrets of the Company and other affiliates obtained by the Seller; provided, however, that this provision shall not preclude the Seller from use or disclosure of information if (i) use or disclosure of such information shall be required by applicable Law or Order of any Governmental Body or (ii) such information is readily ascertainable from public or published information or trade sources (other than information known generally to the public as a result of a violation of this Section 9.1 by the Seller) or (iii) such information is generally known by the public.

                            (c)    Property of the Company. All memoranda,
notes, lists, records and other documents (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Seller, or made available to the Seller relating to the Company, are and shall be the property of the Company, and shall be delivered to the Company promptly after the Closing or at any other time on request, provided, that the Seller may retain copies of those Company records pertaining to financial and legal matters that are required by the Seller to file Tax returns and fulfill its obligations under Section 11.1.

                            (d)    Employees of the Company. Except as agreed to
in writing by the Buyer and the Seller, (i) during the Restricted Period, the Seller shall not, directly or indirectly, solicit any Employee or encourage any such Employee to leave such employment, and (ii) for a period of one year after the Closing Date, the Seller shall not, directly or indirectly, hire any Employee.

                     9.2. RIGHTS AND REMEDIES UPON BREACH. If the Seller breaches, or threatens to commit a breach of, any of the provisions of Section
9.1 (the "Restrictive Covenants"), the Buyer and the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer and the Company under Law or in equity:

                            (a)    Specific Performance. The right and remedy to
have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer and the Company and that money damages would not provide an adequate remedy to the Buyer and the Company.

                            (b)    Accounting. The right and remedy to require
the Seller to account for and pay over to the Buyer or the Company, all compensation, profits, monies, accruals, increments or other benefits derived or received by the Seller as the result of any transactions by the Seller constituting a breach of the Restrictive Covenants.

                     9.3. SEVERABILITY OF COVENANTS. The Seller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable as to the Seller, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect as to the Seller, without regard to the invalid portions.

                     9.4. BLUE-PENCILLING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable as to the Seller because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, as to the Seller, and, in its reduced form, such provision shall then be enforceable.

                     9.5. ENFORCEABILITY IN JURISDICTIONS. The Buyer and the Seller intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Buyer and the Seller that such determination not bar or in any way affect the Buyer's or the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

              10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SELLER AFTER CLOSING. Notwithstanding any right of the Buyer to investigate fully the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement or in any documents delivered pursuant to this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Except for those representations and warranties in Sections 3.4, 3.5, 4.1, 6.5 and 6.10 (all of which representations and warranties shall survive without limitation) and those representations and warranties in Section 3.29 (which shall terminate and expire on the second anniversary of the Closing Date), all representations and warranties of the Seller contained in this Agreement shall terminate and expire on (a) December 31, 2001, with respect to any General Claim or Safety and Environmental Claim based upon, arising out of or otherwise in respect of any fact, circumstance or Claim of which the Buyer prior to that date shall not have given notice to the Seller; (b) with respect to any Tax Claim, on the later of
(i) the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitations and (ii) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations; and (c) with respect to any ERISA Claim, on the date upon which the liability to which any such ERISA Claim may relate is barred by all applicable statutes of limitations.

              11.    GENERAL INDEMNIFICATION.

                     11.1. OBLIGATION OF THE SELLER TO INDEMNIFY. Subject to the limitations contained in Article 10, the Seller agrees to indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, affiliates, successors and assigns) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, expenses and disbursements of attorneys, experts, personnel and consultants incurred by the indemnified party in any action or proceeding between the indemnifying party and the indemnified party or between the indemnified party and any third party, or otherwise) ("Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or in any documents delivered by the Seller pursuant to this Agreement.

                     11.2. SUPPLEMENTAL TAX INDEMNIFICATION. The Seller agrees to indemnify the Buyer (i) for all Taxes which the Company is responsible to pay pursuant to Section 6.10 hereof and (ii) for any liability for any Taxes imposed on the Company pursuant to federal, state, local or foreign law attributable to any periods ending on or before the Closing Date (or for the portion of any period up through the Closing Date to the extent a period does not close on such date). Any indemnity payments to or from the Seller or to or from the Buyer pursuant to this Agreement, whether under this Section 11.2 or otherwise, shall be treated by the Buyer and the Seller as purchase price adjustments for all tax purposes. All indemnification obligations set forth in this Section 11.2 shall be treated as Tax Claims for purposes of the survival provisions of Section 10.

                     11.3. OBLIGATION OF THE BUYER TO INDEMNIFY. The Buyer agrees to indemnify, defend and hold harmless the Seller, its directors, officers, shareholders, employees, affiliates, successors and assigns from and against all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or in any documents delivered by the Buyer pursuant to this Agreement and (ii) the obligations of the Buyer arising under Section 6.15.

                     11.4.  NOTICE AND OPPORTUNITY TO DEFEND.

                            (a)    Notice of Asserted Liability. The party
making a claim under this Article 11 is referred to as the "Indemnitee," and the party against whom such claims are asserted under this Article 11 is referred to as the "Indemnifying Party." All claims by any Indemnitee under this Article 11 shall be asserted and resolved as follows: Promptly after receipt by the Indemnitee of notice of any Claim or circumstances which, with the lapse of time, would or might give rise to a Claim or the commencement (or threatened commencement) of a Claim including any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the Indemnifying Party and, if the Indemnitee is the Buyer, to the Escrow Agent. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. The omission of any Indemnitee to so notify the Indemnifying Party of any such Claims Notice shall not relieve the Indemnifying Party from any liability which it may have to such Indemnitee unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses.

                            (b)    Opportunity to Defend.

                                    (i)   The Indemnifying Party may elect to
compromise or defend, at such party's own expense and by such party's own counsel, any Asserted Liability, except any Asserted Liability by any customer of the Company with respect to the business conducted by the Company prior to the Closing, which shall be subject to Section 11.4(b)(ii). If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of such party's intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of such party's election as herein provided or contests such party's obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, any Asserted Liability that the Indemnifying Party settles solely by the payment of money (and without giving any other consideration, whether property, covenants or other restrictions) may be settled by the Indemnifying Party without the consent of the Indemnitee, but the settlement of any other Asserted Liability may not be made by either the Indemnifying Party nor the Indemnitee over the objection of the other; provided, however, consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within such party's control that are necessary or appropriate for such defense.

                                    (ii)  Notwithstanding anything to the
contrary in Section 11.4(b)(i), in the case of any Asserted Liability by any customer of the Company with respect to the business conducted by the Company prior to the Closing in connection with which the Buyer may make a claim against the Seller for indemnification pursuant to Section 11.1, the Buyer shall have the exclusive right at its option to defend any such Asserted Liability, subject to the duty of the Buyer to consult with the Indemnifying Party and such party's attorneys in connection with such defense and provided that no such Asserted Liability shall be compromised or settled by the Buyer without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to recommend in good faith to the Buyer proposals to compromise or settle Asserted Liabilities brought by a supplier, distributor, sales agent or customer, and the Buyer agrees to present such proposed compromises or settlements to such supplier, distributor or customer. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any Governmental Body, and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability.

                     11.5. SCOPE OF INDEMNIFICATION. The indemnification provided for in Section 11.1 shall be subject to the following limitations:

                            (a)    Subject to the provisions of Section 11.5(b)
and Section 11.5(c), the Seller shall not be obligated to pay any amounts for indemnification under Section 11.1 (i) until the aggregate amounts claimed for indemnification for breaches of representations and warranties under Section 11.1, equal or exceed $600,000 (the "Basket Amount"), whereupon the Seller shall be obligated to pay in full all such amounts for such indemnification in excess of the Basket Amount, or (ii) after the aggregate amount paid by the Seller for indemnification for breaches of representations and warranties under Section
11.1 exceeds $4,000,000 (the "Cap Amount"). The Seller's liability for Losses referred to in Sections 11.1 or 11.2 shall first be satisfied from the Escrow Account and any remaining, or unsatisfied, Losses referred to in Sections 11.1 or 11.2 shall be the obligation of the Seller.

                            (b)    The Basket Amount limitation of the Seller's
liability under this Agreement set out above at Section 11.5(a) shall not be applicable to indemnification under this Article 11 if the losses giving rise to claims for indemnification (A) arise from any representations and warranties which are incorrect or breached due to fraud by the Seller or (B) arise from inaccuracies or breaches of the representations and warranties of the Seller contained in Sections 3.1, 3.2, 3.4, 3.5, 3.9 (other than with respect to sales and service Taxes), 3.29, 4.1, 4.2, 6.5 and 6.10.

                            (c)    The Cap Amount limitation of the Seller's
liability under this Agreement set out above at Section 11.5(a) shall not be applicable to indemnification under this Article 11 if the losses giving rise to claims for indemnification (A) arise from any representations and warranties which are incorrect or breached due to fraud by the Seller or (B) arise from inaccuracies or breaches of the representations and warranties of the Seller contained in Sections 3.1, 3.2, 3.4, 3.5, 3.9 (other than with respect to sales and service Taxes), 3.29, 4.1, 4.2, 6.5, 6.10 or any Asserted Liability brought or claimed by any shareholder or former shareholder of the Company or the Seller in their capacity as such.

              12.    TERMINATION OF AGREEMENT.

                     12.1. TERMINATION. This Agreement may be terminated prior to the Closing as follows:

                            (a)    at the election of the Seller, if any one or
more of the conditions to the obligation of the Seller to close set forth in
Article 8 has not been fulfilled as of the scheduled Closing Date;

                            (b)    at the election of the Buyer, if any one or
more of the conditions to the obligation of the Buyer to close set forth in
Article 7 has not been fulfilled as of the scheduled Closing Date;

                            (c)    at the election of the Seller, or the Buyer,
if any legal proceeding is commenced or threatened by any Governmental Body seeking to prevent the consummation of the Closing or any other Contemplated Transaction and the Seller or the Buyer, as the case may be, reasonably and in good faith deems it impracticable or inadvisable to proceed in view of such legal proceeding;

                            (d)    at the election of the Seller, if the Buyer
has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date; provided, however, that with respect to breaches which are capable of being cured, the Seller may not terminate this Agreement as a result of any such breach unless prior to the Closing Date the Seller notifies the Buyer of such breach and such breach remains uncured for a period of 20 days following such notice;

                            (e)    at the election of the Buyer, if the Seller
has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date; provided, however, that with respect to breaches which are capable of being cured, the Buyer may not terminate this Agreement as a result of any such breach unless prior to the Closing Date the Buyer notifies the Seller of such breach and such breach remains uncured for a period of 20 days following such notice;

                            (f)    at any time on or prior to the Closing Date,
by written consent of the Seller and the Buyer; or

                            (g)    at the election of the Seller, or the Buyer,
if the Closing has not occurred on or before December 31, 2000; provided, however, that the right to terminate this Agreement under this Section 12.1(g) shall not be available to any party whose intentional or willful action or inaction or failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

              If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 12.2.

                     12.2. SURVIVAL AFTER TERMINATION. If this Agreement terminates pursuant to Section 12.1 and the Contemplated Transactions are not consummated, this Agreement shall become null and void and have no further force or effect, except that (i) any such termination shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Articles 7 and 8 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement and (ii) the non-breaching party shall have the right to have the breaching party's obligation to close the Contemplated Transactions specifically enforced by any court of competent jurisdiction, it being agreed that any such breach or threatened breach would cause irreparable harm to the non- breaching party and that money damages would not provide an adequate remedy. Not withstanding anything in this Agreement to the contrary, the provisions of Sections 6.3, 6.4, 6.5, 6.14, this Section 12.2 and Article 13 shall survive any termination of this Agreement.

              13.    MISCELLANEOUS.

                     13.1.  CERTAIN DEFINITIONS.

                            (a)    As used in this Agreement, the following
terms have the following meanings:

       "affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such person.

       "Benefit Plan" means any employee benefit plan, arrangement, policy or commitment (whether or not an employee benefit plan within the meaning of section 3(3) of ERISA), including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, as to which the Company has or in the future is likely to have any direct or indirect, actual or contingent liability.

       "COBRA" means the provisions of Code section 4980B and Part 6 of Subtitle B of Title I of ERISA.

       "Commonly Controlled Entity" means any entity which is under common control with the Company within the meaning of Code section 414(b), (c), (m),
(o) or (t).

       "Confidential Information" means any information other than Trade Secrets that is not generally available to the public and that is treated as confidential or proprietary by the Company.

       "DOL" means the United States Department of Labor.

       "Employee" means any individual employed by the Company.

       "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

       "Environmental Claims" means any notification, whether direct or indirect, formal or informal, written or oral, pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety, that any of the current or past operations of the Company, or any by-product thereof, or any of the property currently or formerly owned, leased or operated by the Company, or the operations or property of any predecessor of the Company, is or may be implicated in or subject to any Claim, Order, hearing, notice, agreement or evaluation by any Governmental Body or any other person.

       "Environmental Compliance Costs" means any expenditures, costs, assessments or expenses (including any expenditures, costs, assessments or expenses in connection with the conduct of any Remedial Action, as well as reasonable fees, disbursements and expenses of attorneys, experts, personnel and consultants), whether direct or indirect, necessary to cause the operations, real property, assets, equipment or facilities owned, leased, operated or used by the Company to be in material compliance with any and all requirements, as in effect at the Closing Date, of Safety and Environmental Laws, principles of common law concerning pollution, protection of the Environment or health and safety, or Permits issued pursuant to Safety and Environmental Laws; provided, however, that Environmental Compliance Costs do not include expenditures, costs, assessments or expenses necessary in connection with normal maintenance of such real property, assets, equipment or facilities or the replacement of equipment in the normal course of events due to ordinary wear and tear.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "ERISA Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of representation or warranty of the Seller contained in Section 3.22.

       "GAAP" means generally accepted accounting principles in the United
States.

       "General Claim" means any claim (other than a Tax Claim, a Safety and Environmental Claim or an ERISA Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement.

       "Hazardous Substance" means any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Safety and Environmental Law.

       "IRS" means the Internal Revenue Service.

       "knowledge of the Company" and "knowledge of the Seller" or any variant thereof means the knowledge of Mel Harris, Peter Kilissanly, William R. Dresback, Jose M. Menendez, Aldo Rodriguez and Ralph Egues, Jr.

       "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction or encumbrance to title.

       "PBGC" means the Pension Benefit Guaranty Corporation.

       "Pension Plan" means any Benefit Plan which is a pension plan within the meaning of ERISA section 3(2) (regardless of whether the plan is covered by ERISA).

       "person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

       "property" or "properties" means real, personal or mixed property, tangible or intangible.

       "Pledge Agreement" means the Pledge Agreement, dated September 14, 2000, between the Seller and City National Bank of Florida.

       "Retiree Welfare Plan" means any Welfare Plan that provides benefits to current or former Employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former Employee or his or her dependents).

       "Safety and Environmental Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement related to Safety and Environmental Laws.

       "Safety and Environmental Laws" means all Laws and Orders relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of Hazardous Substances into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.

Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 121 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and analogous state acts.

       "Tax Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement related to Taxes.

       "Trade Secrets" means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

       "Welfare Plan" means any Benefit Plan which is a welfare plan within the meaning of ERISA section 3(1) (regardless of whether the plan is covered by ERISA).

                            (b)    The following capitalized terms are defined
in the following Sections of this Agreement:


Term                                                        Section
----                                                        -------
Account Transfer Date                                       6.16(b)
Affected Employees                                          6.16(a)
Allocation Schedule                                          1.4(a)
Asserted Liability                                          11.4(a)
Balance Sheet                                                3.7(a)
Balance Sheet Date                                           3.7(a)
Basket Amount                                               11.5(a)
Broker                                                        6.5
Buyer                                                      Preamble
Buyer Benefit Program                                       6.16(a)
Buyer's 401(K) Plan                                         6.16(b)
Cap Amount                                                  11.5(a)
Cash Excess                                                  6.1(a)
Cash Shortfall                                               6.1(a)
Claims                                                       3.14
Claims Notice                                               11.4(a)
Closing                                                       1.1
Closing Date                                                   2
Code                                                         3.9(e)
Commercial Software                                          3.18
Common Stock                                                  3.4

Term                                                        Section
----                                                        -------
Company                                                    Preamble
Company Business                                              9.1
Company Employees                                           6.16(b)
Condition of the Company                                      3.3
Contemplated Transactions                                    3.9(o)
Contracts                                                    3.12
Escrow Account                                               1.2(b)
Escrow Agent                                                 1.2(b)
Escrow Agreement                                             1.2(b)
Existing Indebtedness                                        3.29
Financial Statements                                         3.7(a)
Governmental Bodies                                          3.10
HSR Act                                                       6.7
Indemnifying Party                                          11.4(a)
Indemnitee                                                  11.4(a)
Intellectual Property                                        3.18
Interim Financial Statements                                 3.7(a)
Internet                                                     9.1(a)
Internet Means                                               9.1(a)
Laws                                                         3.10
Leased Real Property                                        3.16(b)
Liabilities                                                  3.20
Losses                                                       11.1
MADSP Allocations                                           6.10(d)
MADSP Determination                                         6.10(d)
Material Customer                                            3.21
Modified Aggregate Deemed Sales Price                       6.10(d)
Orders                                                       3.10
Permits                                                      3.11
PHS                                                        Preamble
Purchase Price                                              1.2(a)
Real Property Leases                                        3.16(b)
Required Consents                                            3.12
Restricted Period                                            9.1(a)
Restrictive Covenants                                         9.2
Section 338(h)(10) Election                                 6.10(b)
Section 1060                                                 1.4(a)
Securities Act                                                3.4
Seller                                                     Preamble
Seller's 401(k) Plan                                        6.16(b)
Shares                                                     Preamble
Software                                                     3.18
Subsidiary                                                    3.2
Tangible Property                                            3.17
Tax Returns                                                  3.9(b)

Term                                                        Section
----                                                        -------
Taxes                                                        3.9(a)
Territory                                                    9.1(a)
Transferred Assets                                          6.16(b)

                     13.2. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Any Claim arising out of or relating to this Agreement or the Contemplated Transactions may be instituted in any Federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, any Claim that it is not subject personally to the jurisdiction of such court, that the Claim is brought in an inconvenient forum, that the venue of the Claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such Claim. Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

                     13.3. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

                            (i)    if to the Buyer, to:
                                       AMN Healthcare, Inc.
                                       12235 El Camino Real, Suite 200
                                       San Diego, CA  92130
                                       Attention:  Steven C. Francis
                                       Facsimile:  (858) 792-0299

                                   with a copy to:
                                       Paul, Weiss, Rifkind, Wharton & Garrison
                                       1285 Avenue of the Americas
                                       New York, New York  10019-6064
                                       Attention:  Robert M. Hirsh, Esq.
                                       Facsimile:  (212) 757-3990

                            (ii)   if to the Seller, to:
                                       Peter E. Kilissanly, President
                                       Preferred Employers Holdings, Inc.
                                       10800 Biscayne Boulevard, 10th Floor
                                       Miami, FL 33161-7487

                                    with a copy to:
                                       Baer Marks & Upham LLP
                                       805 Third Avenue
                                       New York, NY 10022-7513
                                       Attention:  Donald J. Bezahler, Esq.
                                       Facsimile:  (212) 702-5941

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

                     13.4. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) and any collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

                     13.5. WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any documents delivered pursuant to this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement or any documents delivered pursuant to this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                     13.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                     13.7. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that the Buyer may assign its rights hereunder to any of its affiliates, to any successor to all or substantially all of its business or assets, or to any bank or other financial institution that may provide financing for the Contemplated Transactions.

                     13.8. USAGE. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."

                     13.9. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                     13.10. EXHIBITS AND SCHEDULES. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein and all references to this Agreement shall be deemed to include the Exhibits and Schedules. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                     13.11. HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                     13.12. SEVERABILITY OF PROVISIONS.

                            (a)    If any provision or any portion of any
provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

                            (b)    If the application of any provision or any
portion of any provision of this Agreement to any person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.


                  [Remainder of page intentionally left blank]

              IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.


                                      AMN HEALTHCARE, INC.


                                      By /s/ Steven C. Francis
                                         ---------------------------------------
                                         Name:  Steven C. Francis
                                         Title: President and Chief
                                                Executive Officer


                                      PREFERRED EMPLOYERS HOLDINGS, INC.


                                      By /s/ Peter E. Kilissanly
                                         ---------------------------------------
                                         Name:  Peter E. Kilissanly
                                         Title: President